Exhibit 10.3(b)

 DEFERRED BONUS AGREEMENT

This Deferred Bonus Agreement (this “Agreement”) is made by and between [Insert applicable employing entity] (the “Company”) and [●] (“Employee”), effective as of [●] (the “Effective Date”).  Each of Company and Employee is sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company desires to provide Employee the opportunity to earn a deferred bonus on the terms and conditions, and for the consideration, hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

ARTICLE I DEFERRED BONUS

Section 1.1 Deferred Bonus.  Employee shall participate in the Nabors Industries, Inc. Executive Deferred Compensation Plan, as amended, restated, or otherwise modified from time to time (the “Plan”), in accordance with the following terms:

(a) If not previously established, the Company shall establish a deferred compensation account for Employee’s benefit under the Plan (the “Account”).  On [●], the Company will credit [●] Dollars ($[●]) to a subaccount established under the Account (the “Subaccount”).  Employee shall elect, in accordance with the procedures established from time to time by the Plan Administrator (as defined in the Plan), the manner in which the amounts credited to the Subaccount shall be deemed to be invested from among the Funds (as defined in the Plan) made available under the Plan from time to time, which Funds include a deemed investment fund that, through December 31, [●], provides an annual interest rate on such amounts equal to [●] percent ([●]%), and after that date provides an annual interest rate on such amounts as established by the Company from time to time. This Agreement constitutes a Bonus Agreement pursuant to the Plan, and the Subaccount constitutes a Bonus Agreement Deferral pursuant to the Plan.

(b) The amounts credited to the Subaccount, as adjusted for deemed investment earnings and/or losses attributable thereto (the “Subaccount Balance”), shall become vested and nonforfeitable on the [●] anniversary of the Vesting Commencement Date (the “Vesting Date”), so long as Employee remains employed by the Company through the Vesting Date.  Notwithstanding the foregoing, (i) upon the termination of Employee’s employment with the Company as a result of Employee’s death or Disability (as defined below) prior to the Vesting Date, the Subaccount Balance shall immediately become fully vested and nonforfeitable as of the date of such termination, and (ii) upon the termination of Employee’s employment with the Company by the Company without Cause (as defined below) prior to the Vesting Date,  a percentage of the Subaccount Balance shall immediately become vested and nonforfeitable as of the date of such termination, and such percentage shall be the percentage that would have become vested as of the date of such termination if [●] % of the Subaccount Balance was deemed to be vested on each anniversary of the Vesting Commencement Date that occurred prior to the date of such termination.

(c) Notwithstanding anything to the contrary herein, if the Company terminates Employee’s employment for Cause at any time, Employee will forfeit his entire interest (including any portion that has previously become vested) in the Subaccount to the Company without compensation therefor. Further notwithstanding anything to the contrary herein, if Employee resigns prior to the Vesting Date, Employee will forfeit his entire interest in the Subaccount to the Company without compensation therefor.

(d) Subject to Section 2.13(b), within ten (10) days after a Qualifying Termination, Employee shall be paid the Subaccount Balance, calculated as of the date of such Qualifying Termination, as one lump sum payment.

(e) The terms and conditions of the Plan will control in the case of any conflict with the provisions of this Agreement;  provided, however, that the vesting, forfeiture and time of payment provisions in this Section 1.1 shall control over any inconsistent vesting, forfeiture and time of payment provisions in the Plan.

(f) For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Cause” shall mean a determination by the Company that one of the following acts or circumstances has occurred:

A. A material act or acts of dishonesty or disloyalty by Employee that could or have adversely affected the Company;

B. Employee’s breach of any of his obligations under this Agreement, which, if correctable, remains uncorrected for 90 days following the date written notice specifying such breach is given to Employee by the Company;

C. Employee’s breach of any of the Company’s policies, including, but not limited to, the Company’s Code of Business Conduct, Human Resources policies, and/or the Employee Confidentiality and Intellectual Property Agreement, which, if correctable, remains uncorrected for 90 days following the date written notice specifying such breach is given to Employee by the Company;

D. Employee’s gross negligence or willful misconduct in the performance of his duties and services for the Company, including any intentional acts of discrimination or harassment;

E. Employee’s conviction of any felony or any crime involving moral turpitude; or
F. Employee’s act or acts that are detrimental to the image or reputation of the Company or acts that did or could result in material financial loss to the Company.

(ii) “Disability” shall mean Employee’s becoming incapacitated or disabled by accident, sickness or other circumstance resulting in an impairment (after accounting for reasonable accommodation) that (A) renders him mentally or physically incapable of performing the duties and services required of him for a period of at least six months during any 12-month period and (B) is expected to result in death or to last for a continuous period of not less than 12 months, in each case, as determined in good faith by the Company.

(iii) “Qualifying Termination” shall mean the termination of Employee’s employment with the Company (A) as a result of Employee’s death or Disability at any time, (B) by the Company without Cause at any time, or (C) as a result of Employee’s resignation on or after the Vesting Date.

(iv) “Significant Event” shall mean (A) a sale of all or substantially all of the assets of the Company, (B) a merger, consolidation, or reorganization of Nabors Industries Ltd. and/or its affiliates with another corporation or another business entity, (C) any reorganization or restructuring of Nabors Industries Ltd. and/or its affiliates including, without limitation, a transaction under Rule 13e-3 of the Securities Exchange Act of 1934, (D) the formation of a master limited partnership involving assets of the Company and/or its affiliates, (E) the spin off or similar transaction involving the Company, or (F) any other significant transaction involving Nabors Industries Ltd. and/or its affiliates.

(v) “Vesting Commencement Date” shall mean [●].

ARTICLE II MISCELLANEOUS

Section 2.1 Company Policies.  Except as otherwise provided in this Agreement, Employee will continue to be subject to all applicable policies and plans of the Company, including, without limitation, the Nabors Dispute Resolution Program.

Section 2.2 Employment. It is understood and agreed that either the Company or Employee may freely terminate Employee’s employment at any time for any reason.

Section 2.3 Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Employee) and assigns.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a Significant Event, provided that the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, by written contract.  The Company further agrees that, in the event of a Significant Event, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than his rights to compensation and benefits.

Section 2.4  Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by any means which provides a receipt upon delivery and addressed as follows:

If to the Company to:	Nabors Corporate Services, Inc. 515 West Greens Road, Suite 1200 Houston, Texas 77067 Attention: General Counsel
If to Employee to:	Employee’s current home address as reflected in Employee’s personnel file.

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

Section 2.5 Applicable Law, Jurisdiction and Mandatory Forum.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.  Any dispute arising between Employee and the Company or any of its affiliates, whether in connection with this Agreement, Employee’s employment, or otherwise, shall be resolved through binding arbitration pursuant to the Nabors Dispute Resolution Program, as in effect from time to time.

Section 2.6 No Waiver.  No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

Section 2.7 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

Section 2.8 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail or in portable document format (.pdf)), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 2.9 Withholding of Taxes and Other Items. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling (including any Federal Insurance Contributions Act taxes). Furthermore, should Employee owe the Company any money at the time of termination of employment, Employee authorizes and consents to the Company deducting the amount owed by Employee from compensation otherwise owed Employee.

Section 2.10 Interpretation; Headings.  As used in this Agreement, “Company” shall include the Company and each of its affiliates. As used in this Agreement, “affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company. The article, section and paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

Section 2.11 Termination. Termination of this Agreement shall not affect any right or obligation of either Party set forth in Article I hereto which is accrued or vested prior to or upon such termination.  In addition, the provisions of Article II shall survive any termination of this Agreement.

Section 2.12 Entire Agreement; Additional Agreements. This Agreement, together with the Plan, constitutes the entire agreement of the Parties with regard to the subject matter hereof.  The Parties acknowledge and agree that they may, but shall not be obligated to, enter into additional agreements similar to this Agreement that may provide for the crediting of additional amounts to Employee’s Account under the Plan but that such amounts shall be credited to separate subaccount(s) under the Plan and shall vest and be paid at such other time(s) as are provided in such additional agreement(s), unless otherwise provided specifically therein. Each Party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either Party, or by anyone acting on behalf of either Party, which is not embodied herein.  Any modification of this Agreement will be effective only if it is in writing and signed by the Party to be charged.

Section 2.13 Application of Section 409A of the Code.

(a) General.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Employee.  This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section 2.13 shall control over any contrary provisions of this Agreement.

(b) Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if employee is a Specified Employee (as defined in the Plan) and any payment or benefit provided for herein or pursuant to any other agreement or plan of the Company to which Employee is entitled to any payment or benefit would be subject to additional taxes and interest under Section 409A of the Code if Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date (as defined below), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date (and, at that time, Employee shall also receive interest thereon from the date such payment or benefit would have been provided in the absence of this paragraph until the date of receipt of such payment or benefit at the short term applicable federal rate as in effect as of the termination date; provided, however, that with respect to any delayed payment of Employee’s Account Balance under the Plan, such Account Balance shall be credited with deemed investment income in accordance with the terms of the program and not interest under the terms of this Agreement).  For purposes of this Agreement, “Section 409A Payment Date” shall mean the earlier of (1) the date of Employee’s death or (2) the date which is six months after the date of termination of Employee’s employment with the Company. Employee hereby agrees to be bound by the Company’s determination of its Specified Employees in accordance with the Plan and any of the methods permitted under Section 409A of the Code.

(c) Separation from Service.  Amounts payable hereunder upon Employee’s termination or severance of employment with the Company that constitute deferred compensation under Section 409A of the Code shall be paid upon Employee’s “separation from service” within the meaning of Section 409A of the Code.

(d) Separate Payments.  For purposes of Section 409A of the Code, any rights to payments and benefits under this Agreement shall be treated as rights to separate payments for purposes of Section 409A of the Code.

(e) References to Section 409A.  References in this Agreement to Section 409A of the Code include both that section of the Code itself and any regulations and authoritative guidance promulgated thereunder.

(f) Acknowledgement.  Employee acknowledges and agrees that, with respect to this Agreement and any amendment hereto, he is not relying upon any written or oral statement or representation of the Company, any of its affiliates, or any of their respective officers, directors, shareholders, agents, attorneys or successors (the “Nabors Parties”), or any failure of any such individual or entity to disclose information, or any written or oral statements or representations or failure to disclose information by any representative or agent of any such individual or entity.  Employee acknowledges and agrees that, with respect to this Agreement and any amendments hereto, Employee is relying on his or her own judgment and the judgment of the professionals of Employee’s choice with whom Employee has consulted.  The Nabors Parties shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the requirements of, Section 409A of the Code.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

COMPANY:

[Insert applicable employing entity]

By:

Name:

Title:

EMPLOYEE:

[Insert name of Employee]